EXHIBIT (12)


    COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
    EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                     DIVIDEND REQUIREMENTS

                                                     Twelve
                                                  Months Ended
                                                  September 30,
                                                      1995
Income before provision for income taxes and
  fixed charges (Note A)                          $  47,309,561

Fixed charges:
  Interest on first mortgage bonds                $  13,783,895
  Amortization of debt discount and expense
    less premium                                        810,126

  Interest on short-term debt                           622,159
  Other interest                                        261,231
  Rental expense representative of an interest
    factor (Note B)                                     117,836

    Total fixed charges                              15,595,247

Preferred stock dividend requirements:
  Preferred stock dividend requirements not
    deductible for tax purposes                       2,338,304
  Ratio of income before provision for income
    taxes to net income                                   1.510

  Nondeductible dividend requirements                 3,530,839
  Deductible dividends                                   78,036

    Total preferred stock dividend requirements       3,608,875

Total combined fixed charges and preferred stock
  dividend requirements                           $  19,204,122

Ratio of earnings to fixed charges                        3.03x

Ratio of earnings to combined fixed charges and
  preferred stock dividend requirements                   2.46x

NOTE A:For the purpose of determining earnings in the calculation of the ratio, net income has been increased by  the  provision  for  income
       taxes,   non-operating  income  taxes  and  by  the  sum  of  fixed charges as shown above.

NOTE B: One-third of rental expense (which approximates the interest factor).